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INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post Effective Amendment No. 5 to Registration Statement No. 333-88787 of Hartford Life and Annuity Insurance Company Separate Account VL I of our report dated March 26, 2003, relating to the financial statements of Hartford Life and Annuity Insurance Company, and of our report dated February 21, 2003, relating to the financial statements of Hartford Life and Annuity Insurance Company Separate Account VL I, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading "Independent Public Accountants" in such Statement of Additional Information.

Deloitte & Touche LLP

Hartford, Connecticut

April 7, 2003